UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2014

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On March 28, 2014, Hampshire Group, Limited (the “Company”) announced the promotion of David Price to Chief Operating Officer of the Company, effective as of March 28, 2014. Mr. Price will report to Paul Buxbaum, Chairman and Chief Executive Officer, and will oversee operations in all divisions of the Company.

Mr. Price, age 49, held the role of Senior Vice President of Operations since joining the Company in January of 2013. Prior to that, Mr. Price was Senior Vice President of Sourcing/Operations with Haggar Clothing Company from January 2009 to June 2012 and Senior Director of Sourcing/Merchandising with Aramark Uniform Services from May 2005 until January 2009.

On March 28, 2014, the Company issued a press release announcing the promotion of Mr. Price. A copy of the press release is attached hereto as Exhibit 99.1.

Mr. Price is a party to an employment agreement with the Company dated June 1, 2013. In connection with his promotion, Mr. Price's base salary under the employment agreement was increased to $375,000. Under the employment agreement, Mr. Price is eligible for an annual incentive bonus of up to 50% of his base salary, based on the achievement of metrics and objectives determined by the Company’s Compensation Committee beginning with the 2014 fiscal year and, for 2013, an incentive bonus determined in the sole discretion of the Compensation Committee. In addition, Mr. Price is eligible for a special bonus for the 2014 fiscal year in an amount up to $100,000 based on the achievement of the 2014 profit plan by resourcing products, as determined in the sole discretion of the Compensation Committee. Mr. Price is also entitled to participate in the Company’s benefit plans.

The initial term of Mr. Price’s employment will continue through December 31, 2014 and will be automatically extended by one additional year on such date and on each subsequent anniversary thereafter, unless either Mr. Price or the Company gives notice of non-renewal at least 30 days prior to the end of the term. The employment agreement provides, subject to execution of a release of claims, for continuation of Mr. Price’s base salary for a period of three months upon termination of employment by the Company (other than for cause or due to Mr. Price’s death or disability) or by Mr. Price for good reason, provided that the salary continuation period will increase to six months if the termination occurs after the first anniversary of the date of the employment agreement. Mr. Price has agreed to a non-competition covenant during his employment and for a period of six months following any termination of his employment. Mr. Price has also agreed not to solicit any of the Company’s customers or personnel during his employment and for a period of one year following any termination of his employment. In addition, Mr. Price has also agreed to customary confidentiality restrictions for an indefinite period following any termination of his employment.

On June 12, 2013, Mr. Price was awarded a non qualified stock option to purchase 50,000 shares of the Company’s common stock at an exercise price of $3.15 per share. The option vests in four equal annual installments beginning on June 12, 2014 and expires on June 11, 2023.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Hampshire Group, Limited dated March 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Trey A. Darwin
Name: Trey A. Darwin
Title: Chief Financial Officer

Dated: April 2, 2014

Exhibit No.	Description

99.1	Press Release of Hampshire Group, Limited dated March 28, 2014.